EXHIBIT C

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



                                  EXHIBIT C(1)


                 INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                              (FORMERLY: SHC INC.)


                        CONSOLIDATED FINANCIAL STATEMENTS


                             AS OF DECEMBER 31, 2001


                                 IN U.S. DOLLARS




                                      INDEX




                                                                   PAGE
                                                            ---------------

REPORT OF INDEPENDENT AUDITORS                                     C-2

CONSOLIDATED BALANCE SHEETS                                     C-3 -C- 4

CONSOLIDATED STATEMENTS OF OPERATIONS                              C-5

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY                  C-6

CONSOLIDATED STATEMENTS OF CASH FLOWS                              C-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      C-8 - C-19





                              - - - - - - - - - - -

_________________________________
(1) Please see Lil Marc's Form 10-KSB and 10-QSB accompanying this Information Statement for copies of Lil Marc's Audited Financial Statements for the fiscal year ended December 31, 2001 and Lil Marc's Unaudited Interim Financial Statements for the three months ended March 31, 2002.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



                ERNST & YOUNG      KOST FORER &           Phone: 972-3-6232525
                                   GABBAY                 Fax:   972-3-5622555
                                   3 Aminadav St.
                                   Tel-Aviv 67067, Israel


                         REPORT OF INDEPENDENT AUDITORS

                             TO THE SHAREHOLDERS OF

                            INKSURE TECHNOLOGIES INC.
                              (FORMERLY: SHC INC.)


         We have audited the accompanying consolidated balance sheets of Inksure Technologies Inc. ("the Company") and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


Tel Aviv, Israel                                  KOST, FORER & GABBAY
March 27, 2002                         A Member of Ernst & Young International

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                                    DECEMBER 31,
                                                                                           -------------------------------
                                                                                               2001             2000
                                                                                           --------------  ---------------
     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                                      $  2         $  156
   Trade receivables                                                                               312              -
   Other accounts receivable and prepaid expenses (Note 3)                                         208             44
   Inventories                                                                                     213              -
                                                                                           --------------  ---------------

Total current assets                                                                               735            200
                                                                                           --------------  ---------------


SEVERANCE PAY FUND                                                                                  68             38
                                                                                           --------------  ---------------

PROPERTY AND EQUIPMENT, NET (Note 4)                                                               399            119
                                                                                           --------------  ---------------

Total assets                                                                                  $  1,202         $  357
                                                                                           ==============  ===============



The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AMOUNTS)


                                                                                                DECEMBER 31,
                                                                                       --------------------------------
                                                                                           2001              2000
                                                                                       --------------   ---------------
     LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
   Short-term bank credit (Note 5)                                                          $  410             $  -
   Trade payables                                                                              326              149
   Employees and payroll accruals                                                              192              117
   Accrued expenses and other liabilities (Note 6)                                             515              648
                                                                                       --------------   ---------------

Total current liabilities                                                                    1,443              914
                                                                                       --------------   ---------------

LONG-TERM LIABILITIES:
   Long-term loan from related party (Note 7)                                                1,730            2,242
   Accrued severance pay                                                                        85               44
                                                                                       --------------   ---------------

Total long-term liabilities                                                                  1,815            2,286
                                                                                       --------------   ---------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)

SHAREHOLDERS' DEFICIENCY:
   Share capital (Note 9):
     Ordinary shares of $0.01 par value -
       Authorized: 10,000,000 shares as of December 31, 2001 and 2000;
       Issued and outstanding: 5,709,066 shares as of December 31, 2001
       and 5,000,000 as of December 31, 2000                                                    57               50
   Receipts on account of shares                                                               250                -
   Additional paid-in capital                                                                1,149                -
   Deferred stock compensation                                                                (219)               -
   Accumulated other comprehensive income                                                      118              118
   Accumulated deficit                                                                      (3,411)          (3,011)
                                                                                       --------------   ---------------

Total shareholders' deficiency                                                              (2,056)          (2,843)
                                                                                       --------------   ---------------

                                                                                          $  1,202           $  357
                                                                                       ==============   ===============

            March 27, 2002                            /s/ Yaron Meerfield
---------------------------------------       ----------------------------------
       Date of approval of the                           Yaron Meerfeld
         financial statements                       Chief Executive Officer


The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                     -----------------------------------------------
                                                         2001            2000             1999
                                                     --------------  --------------   --------------


Revenues                                                $  1,770          $  139             $  -
Cost of revenues                                              43              -                 -
                                                     --------------  --------------   --------------

Gross profit                                               1,727              -                 -
                                                     --------------  --------------   --------------

Operating expenses:
   Research and development                                  874             665             244
   Selling and marketing                                     751             764               -
   General and administrative                                573             434             101
                                                     --------------  --------------   --------------

Total operating expenses                                   2,198           1,863             345
                                                     --------------  --------------   --------------

Operating loss                                               471           1,724             345
Financial expenses (income), net (Note 11)                   (71)            141              48
                                                     --------------  --------------   --------------

Net loss                                                  $  400        $  1,865          $  393
                                                     ==============  ==============   ==============


The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                            ACCUMULATED
                                                   RECEIPTS     ADDITIONAL     DEFERRED        OTHER                      TOTAL
                                         SHARE    ON ACCOUNT     PAID-IN        STOCK      COMPREHENSIVE  ACCUMULATED  SHAREHOLDERS'
                                        CAPITAL    OF SHARES     CAPITAL     COMPENSATION       INCOME      DEFICIT     DEFICIENCY
                                        -------    ---------     -------     ------------       ------      -------     ----------


Balance as of January 1, 1999           $  - *)    $     -      $     -      $     -          $  118         $  (753)   $      (635)
  Net loss                                    -          -            -            -               -            (393)          (393)
                                        -------    ---------    --------     ------------       ------        -------   ------------

Balance as of December 31, 1999            - *)          -            -            -             118          (1,146)        (1,028)
  Issuance of Ordinary shares                50          -            -            -               -               -             50
  Net loss                                    -          -            -            -               -          (1,865)        (1,865)
                                        -------    ---------    --------     ------------       ------        -------   ------------

Balance as of December 31, 2000              50          -            -            -             118          (3,011)        (2,843)
  Issuance of Ordinary shares                 7          -            -            -               -               -              7
  Deferred stock compensation                 -          -          219         (219)              -               -              -
  Receipts on account of shares               -        250            -            -               -               -            250
  In respect of transactions between
      the Company and Supercom Ltd.           -          -          930            -               -               -            930
  Net loss                                    -          -            -            -               -            (400)          (400)
                                        -------    ---------    --------     ------------       ------        -------   ------------

Balance as of December 31, 2001           $  57     $  250       $ 1,149      $  (219)         $  118       $  (3,411)  $   (2,056)
                                        =======    =========     =======      ===========      =======      ==========  ============

*) Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                               YEAR ENDED
                                                                                              DECEMBER 31,
                                                                             -----------------------------------------------
                                                                                 2001            2000             1999
                                                                             --------------  --------------   --------------
Cash flows from operating activities:
Net loss                                                                         $  (400)      $  (1,865)         $  (393)
Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation                                                                       42              17                7
   Accrued severance pay, net                                                         11               3               (4)
   Increase in trade receivables                                                    (312)              -                -
   Increase in other accounts receivable and prepaid expenses                       (164)            (34)              (3)
   Increase in inventories                                                          (213)              -                -
   Increase in trade payables                                                        177             102               27
   Increase in employees and payroll accruals                                         75              88               17
   Increase (decrease) in accrued expenses and other liabilities                    (133)            637               11
                                                                             --------------  --------------   --------------

Net cash used in operating activities                                               (917)         (1,052)            (338)
                                                                             --------------  --------------   --------------

Cash flows from investing activities:
Purchase of property and equipment                                                  (129)            (81)             (14)
                                                                             --------------  --------------   --------------

Net cash used in investing activities                                               (129)            (81)             (14)
                                                                             --------------  --------------   --------------

Cash flows from financing activities:
Short-term bank credit, net                                                         410             (36)            (159)
Proceeds from long-term loans                                                       225           1,325              511
Issuance of shares                                                                    7               -                -
Receipts on account of shares                                                       250               -                -
                                                                             --------------  --------------   --------------


Net cash provided by financing activities                                           892           1,339              352
                                                                             --------------  --------------   --------------

Increase (decrease) in cash and cash equivalents                                   (154)            156                -
Cash and cash equivalents at the beginning of the year                              156               -                -
                                                                             --------------  --------------   --------------

Cash and cash equivalents at the end of the year                                   $  2          $  156             $  -
                                                                             ==============  ==============   ==============

Non-cash transactions:
Sale of subsidiary in consideration of a loan remission and
   property and equipment                                                        $  930            $  -             $  -
                                                                             ==============  ==============   ==============

Issuance of shares                                                                 $  -           $  50             $  -
                                                                             ==============  ==============   ==============

Supplemental disclosure of cash flows information:
Cash paid during the year for:
   Interest                                                                       $  25            $  4            $  14
                                                                             ==============  ==============   ==============

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1:-   GENERAL

           a. Inksure Technologies Inc. (Formerly: SHC Inc.) ("the Company") was incorporated in Delaware in the United States on May 8, 2000. The Company is a subsidiary of Supercom Ltd. ("the parent company"), an Israeli company listed on the NASDAQ Europe that serves as a holding company for the companies operating in the United States. The Company holds two subsidiaries as of December 31, 2001 (one of the subsidiaries, Inksure RF Inc., is inactive).

           b. Inksure Inc., a subsidiary which was established in May 2000, in Delaware in the United States, develops, markets and customizes security technologies that verify and protect data and product authenticity by using coded ink, recognized by special decoders, to mark variable data and personalized documents and products using digital and impact printing. The Company has also developed a new technology, combining secured digital printing with the power of the Internet, to provide Tracking, Tracing and Authentication (TT&A) for brand protection. Inksure's security solutions are used for financial documents, labels and packaging, government ID documents, transportation, tickets and access control, as well as for CD and DVD authentication.

               Inksure Ltd. was established in December 1995 by Supercom Ltd.
               On May 10, 2000 Supercom Ltd. transferred Inksure Ltd. to Inksure Inc., so that Inksure Ltd. became a subsidiary of Inksure Inc.

               This transaction, which resulted in a combination of entities under common control, was accounted for on a basis similar to that of pooling of interests. Accordingly, the financial statements of the Company for all the periods prior to May 2000 have been prepared using the historical carrying cost of the assets and liabilities of Inksure Ltd., transferred to Inksure Inc. and its historical results of operations.

           c. Kromotek Inc. was established in August 2000 in the United States as a subsidiary of the Company. Kromotek Inc. has a wholly-owned subsidiary in Israel, Kromotek Ltd., which provides research and development services for Kromotek Inc.

               On December 31, 2001, the Company sold Kromotek Inc. to Supercom Ltd., in consideration of a loan remission in the amount of $737, and the sale of property and equipment in the carrying amount of $193. The loan remission and sale of property and equipment were recorded as additional paid-in capital.

               The spin-off transaction resulted in a change in the reporting entity, and the Company restated its historical financial statements, in order to reflect financial information for all periods, for the new reporting entity, as if the Company had not invested in the subsidiary, in accordance with paragraph 34 of APB Opinion No. 20. The effect of the spin off transaction resulted a decrease in net loss of $300 and $400 for the years ended December 31, 2001 and 2000, respectively.

           d. Genodus Inc. was established in April 2000 in the United States as a subsidiary of the Company.

               Genodus Ltd. was established in 1999 by Supercom Ltd. In April 2000, Supercom Ltd. sold Genodus Ltd. to Genodus Inc., in consideration of $10.

               During June 2001, the Company sold Genodus Inc. to Supercom Ltd. in consideration of $10.

               The spin-off transaction resulted in a change in the reporting entity, and the Company restated its historical financial statements, in order to reflect financial information for all periods, for the new reporting entity, as if the Company had not invested in the subsidiary, in accordance with paragraph 34 of APB Opinion No. 20. The effect of the spin off transaction resulted a decrease in net loss of $1,198 and $1,227 for the years ended December 31, 2001 and 2000, respectively.

           e. The Company is devoting substantially all of its efforts toward conducting research, development and marketing activities. The Company's activities also include recruiting personnel. In the course of such activities, the Company has sustained operating losses. The Company has not generated sufficient revenues and has not achieved positive cash flows from operations. The Company's accumulated deficit aggregated to $3,411 as of December 31, 2001. The Company has a working capital deficiency as of December 31, 2001 of $658 and shareholder's deficiency of $2,056.

               The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

               The Company plans to continue to finance its operations with a combination of stock issuance and private placements and, in the longer term, revenues from services and projects. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its services and projects.

           f. Concentration of credit risk that may have a significant impact on the Company:

               The Company derived most of its revenues from one customer. Revenues derived from the largest customer represent 94% of the Company's revenues for the year ended December 31, 2001.

               The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

           a.  Use of estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

           b.  Financial statements in U.S. dollars:

               A majority of the subsidiaries' sales is made in United States dollars. In addition, a substantial portion of the subsidiaries' costs is incurred in dollars. Since the dollar is the primary currency in the economic environment in which the subsidiaries operate, the dollar is their functional and reporting currency.

               Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

               Through 1999, the financial statements of Inksure Ltd., whose functional currency is not the U.S. dollar, have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting translation adjustments are reported as a component of shareholders' equity in other comprehensive income. Effective January 1, 2000, the subsidiary adopted the U.S. dollar as its functional currency.

           c.  Principles of consolidation:

               The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

           d.  Cash equivalents:

               The Company considers highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

           e.  Inventories:

               Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence. Cost is determined as follows:

               Raw materials, parts and supplies - using the "first-in, first-out" method.

           f.  Property and equipment:

               Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:
                                                                 %
                                                      --------------------------

                  Computers and peripheral equipment          20 - 33
                  Office furniture and equipment               6 - 20
                  Leasehold improvements              over the term of the lease

               The Company and its subsidiaries periodically assess the recoverability of the carrying amount of property and equipment and provide for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets To Be Disposed Of". As of December 31, 2001, no impairment losses have been identified.

           g.  Severance pay:

               The liability of the Israeli subsidiary for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. The Company records as expenses the net increase in its funded or unfunded severance liability. Employees are entitled to one month salary for each year of employment, or a portion thereof. The Company's liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. Deposits with severance pay funds and insurance policies are under the control of the Company. The value of these policies was recorded as an asset in the Company's balance sheet.

               The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

               Severance expenses for the years ended December 31, 1999, 2000 and 2001, amounted to $11, $26 and $41, respectively.

           h.  Revenue recognition:

               In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 during the fourth quarter of 2000. The adoption did not have an effect on the consolidated results of operations or financial position.

               Revenues in respect of sales of raw materials, parts and supplies are recognized when the following criteria are met:

                     1.    Persuasive evidence of an arrangement exists.
                     2.    Delivery has occurred.
                     3.    The fee is fixed or determinable.
                     4.    Collectibility is probable.

               Deferred revenues include amounts received from customers for which revenues have not been recognized.

               The company signed its first contract in the third quarter of 2000. Under this agreement, the customer will have the right to market the company's products worldwide in packaging until the end of 2003. This contract represents a potential $14,000 revenue for Inksure over three years. According to the agreement, the Company granted to the customer the exclusive right and an exclusive license to market and use its technology.

               The customer will pay $1,250 non-refundable, non-allocable fixed amount to the Company for the technology transfer. The customer will also pay minimum application fees on first level products of $1,250 for the first full calendar year, $4,500 for the second calendar year and $7,000 for the third calendar year of the agreement. For each calendar year after the third, the minimum application fees shall be 125% of the minimum application fees for the immediate prior calendar year.

               In the event that the aggregate payments made in respect of the actual application fees on the first level products for any calendar quarter exceeds the minimum application fee for such calendar quarter and the customer has made a differential payment during the calendar year in which such calendar quarter falls, the customer shall be entitled to offset such differential payment against application fee payment on sale of first level products otherwise due under this paragraph during the same calendar year.

               The customer may terminate this agreement at any time after January 1, 2001 effective 90 days after giving notice to the Company, provided that termination under this section shall not relive the customer of any obligation under the above two paragraphs to make payments for the entire calendar year in which such termination becomes effective, but the customer shall have no further obligation to pay any minimum application fees for any subsequent calendar year.

               On January 1, 2002, the abovementioned contract was terminated and a new contract was signed between the parties. Under the new contract, the Company granted to the customer an exclusive license to market and use its technology for applications in respect of $250 for one year.

               The Company recognized in respect of this contract, due to the technology transfer, $139 and $417 for the years ended December 31, 2000 and 2001, respectively. The Company also recognized in respect of this contract, due to the minimum application fees on first-level products for the first full calendar year, $1,667 for the year ended December 31, 2001.

           i.  Research and development costs:

               Research and development costs are charged to the statement of operations, as incurred.

           j.  Income taxes:

               The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards
               (SFAS) 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

           k.  Concentrations of credit risk:

               Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

               Cash and cash equivalents are deposited in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments.

               The trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection.

               The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

           l.  Fair value of financial instruments:

               The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments:

               The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, short-term bank credit, trade payables, other accounts payable approximate their fair value due to the short-term maturity of such instruments.

               The carrying amount of the Company's long-term loan approximates its fair value. The fair value was estimated using discounted cash flows analyses, based on the Company's incremental borrowing rates for similar type of borrowing arrangements.

           m.  Accounting for stock-based compensation:

               The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's share options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized. The pro forma disclosures required by SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), are provided in Note 8.

               The Company applies SFAS No. 123 and EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees. SFAS No.123 requires use of an option valuation model to measure the fair value of the options on the date of grant.

           n.  Impact of recently issued accounting standards:

               In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

               The Company will apply the new rule beginning in the first quarter of 2002, and it does not anticipate that adoption of the Statement will have a significant impact on the Company's financial position and results of operations.

               In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Dispensed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a disposal of a segment of a business". FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company expects to adopt FAS 144 as of January 1, 2002 and it does not expect that the adoption of the Statement will have a significant impact on the Company's financial position and results of operations.


NOTE 3: -     OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                                   DECEMBER 31,
                                                         ----------------------------------
                                                              2001               2000
                                                         ---------------    ---------------

              Government authorities                           $  38              $  18
              Prepaid expenses and other                         170                 26
                                                          --------------     --------------

                                                              $  208              $  44
                                                          ==============     ==============


NOTE 4:-      PROPERTY AND EQUIPMENT

              Cost:
                 Computers and peripheral equipment           $  266             $  138
                 Office furniture and equipment                   96                 15
                 Leasehold improvements                          114                  1
                                                          --------------     --------------

                                                                 476                154
                                                          --------------     --------------
              Accumulated depreciation:
                 Computers and peripheral equipment               68                 33
                 Office furniture and equipment                    8                  2
                 Leasehold improvements                            1                  -
                                                          --------------     --------------

                                                                  77                 35
                                                          --------------     --------------

              Depreciated cost                                $  399             $  119
                                                          ==============     ==============

NOTE 5:-      SHORT-TERM BANK CREDIT

              As of December 31, 2001, the Company has an authorized line of credit in the amount of $150, which is denominated in dollars and bears annual interest at the rate of 9%.


NOTE 6:-      ACCRUED EXPENSES AND OTHER LIABILITIES

                                               DECEMBER 31,
                                     ---------------------------------
                                         2001               2000
                                     --------------     --------------

              Deferred revenues          $  319             $  471
              Accrued expenses              196                177
                                     --------------     --------------

                                         $  515             $  648
                                     ==============     ==============


NOTE 7:-      LONG-TERM LOAN FROM RELATED PARTY

              Inksure Ltd. received loans from Supercom Ltd., which are linked to the Israeli Consumer Price Index and bear 4% interest. The due dates of the loans have not yet been determined.




NOTE 8:-      COMMITMENTS AND CONTINGENT LIABILITIES

              a.     Lease commitments:

                     The Company and its subsidiary rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2002. The minimum rental payments under non-cancelable operating leases are as follows:

                                         YEAR ENDED
                                        DECEMBER 31,
                                      ------------------

                     2002                     49
                                      ==================

                     Total rent expenses for the years ended December 31, 1999, 2000 and 2001 were approximately $60, $60 and $70 respectively.

              b.     Charges and guarantees:

                     Various computers and peripheral equipment and motor vehicles of the Company are pledged at fixed charges in favor of various banks and financing institutions. The Company also has a floating charge on all of its assets in favor of a bank.

                     The Company obtained bank guarantees in the amount of $11 in order to secure a bank credit line.

              c.     Litigation:

                     On December 12, 1999, an Israeli Company ("the claimant") has filed a claim against Inksure Ltd. alleging that the development of certain products by Inksure Ltd. involves confidential information belonging to the claimant. Inksure Ltd. believes based on its legal counsels that it has the grounds to defend this claim.


NOTE 9:-      SHAREHOLDERS' DEFICIENCY

              a.     Shareholders' rights:

                     The Ordinary shares confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company, and the right to receive dividends, if and when declared.

                     On May 8, 2000, the Company issued 5,000,000 shares and received $50. On November 30, 2001, the Company issued 709,066 shares and received $7.

              b.     Stock options:

                     On August 24, 2001, the Board of Directors of the Company adopted the 2001 Employee Stock Option Plan (the "Option Plan"). Under the Option Plan 600,000 shares have been reserved for issuance upon the exercise of options granted thereafter. The Option Plan will remain in effect until August 24, 2007. As of December 31, 2001, an aggregate of 130,170 options of the Company are still available for future grant.

                     The options become exercisable ratably over a period of up to four years, commencing with the date of grant. The options generally expire no later than five years from the date of grant. Any options, which are forfeited or not exercised before expiration, become available for future grants.

                     In connection with the grant of certain stock options to employees through December 31, 2001, the Company recorded deferred stock compensation of $219 for the aggregate differences between the respective exercise price of options at their dates of grant and the fair value of the Ordinary shares subject to such options. Such amount is presented as a reduction of shareholders' equity and is amortized ratably over the vesting period of the options.

                     No compensation cost was recognized for the year ended December 31, 2001.

                     The options outstanding as of December 31, 2001, have been separated into ranges of exercise price as follows:


                                             OPTIONS         WEIGHTED                         OPTIONS
                                           OUTSTANDING       AVERAGE        WEIGHTED        EXERCISABLE        WEIGHTED
                                              AS OF         REMAINING        AVERAGE           AS OF            AVERAGE
                          EXERCISE         DECEMBER 31,    CONTRACTUAL      EXERCISE        DECEMBER 31,       EXERCISE
                           PRICE               2001        LIFE (YEARS)       PRICE             2001             PRICE
                      ------------------  ---------------  -------------  --------------  -----------------  --------------

                           $ 0.5              300,480         $ 0.5           $ 0.5           300,480            $ 0.5
                           $ 0.8              152,250         $ 0.8           $ 0.8                 -            $ -
                           $ 1.2               17,100         $ 1.2           $ 1.2                 -            $ -
                                          ---------------                 --------------  -----------------

                                              469,830                         $ 0.6           300,480            $ 0.5
                                          ===============                 ==============  =================  ==============


NOTE 10:-     TAXES ON INCOME

              a. Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

                     The results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increase in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are presented in U.S. dollars. The difference between the annual change in the Israeli consumer price index and in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

              b.     Deferred income taxes:

                     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's and its subsidiaries' deferred tax liabilities and assets are as follows:

                                                                                             DECEMBER 31,
                                                                            -----------------------------------------------
                                                                                2001            2000             1999
                                                                            -------------   --------------   --------------

                     Operating loss carryforward                                 $  756          $  604           $  195
                     Reserves and allowances                                         17              11               15
                                                                             ------------    -------------    -------------

                     Net deferred tax asset before valuation
                       Allowance                                                    773             615              210
                     Valuation allowance                                           (773)           (615)            (210)
                                                                             ------------    -------------    -------------

                     Net deferred tax asset                                        $  -            $  -             $  -
                                                                             ============    =============    =============

                     As of December 31, 2001, the Company and its subsidiaries have provided valuation allowances of $773, in respect of their tax loss carryforwards and other temporary differences, due to a history of losses and current uncertainty concerning its ability to realize these deferred tax assets in the future.

              c.     Net operating losses carryforward:

                     Inksure Ltd., a subsidiary of Inksure Inc. (a subsidiary) in Israel, has accumulated losses for tax purposes as of December 31, 2001, in the amount of approximately $3,023, which may be carried forward and offset against taxable income in the future for an indefinite period.


NOTE 11:-     FINANCIAL EXPENSES (INCOME)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------------------
                                                                             2001              2000              1999
                                                                        ---------------   ---------------   ---------------
              Financial expenses:
              Interest, bank charges and fees                                $  149            $  110             $  47
              Foreign currency translation differences                         (220)               31                 1
                                                                         --------------    --------------    --------------

                                                                             $  (71)           $  141             $  48
                                                                         ==============    ==============    ==============


NOTE 12:-     SUBSEQUENT EVENTS

              a. Supercom Ltd. sold part of its holdings in the Company to Elad Ink. LLC., a privately held investment Company for an amount of $1,000. In addition, Elad Inc. has directly invested $150 in the Company.

              b. In February 2002, the Company issued shares in return for an amount of $100 invested in the Company by a private investor.

              c. In March 2002, Supercom Ltd. had waived $1,480 of the loan that was given to Inksure Ltd. (see also note 7).


                              - - - - - - - - - - -

                            INKSURE TECHNOLOGIES INC.
      CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED
                                 MARCH 31, 2002
                           (U.S. DOLLARS IN THOUSANDS)

Revenues                                                   $ 1,059
Cost of revenues                                              (186)
                                                        --------------

Gross profit                                                   873
                                                        --------------

Operating expenses:
   Research and development                                   (142)
   Selling and marketing                                      (370)
   General and administrative                                 (122)
                                                        --------------

Total operating expenses                                      (634)

                                                        --------------

Operating income                                               239
Financial income (expenses), net other expenses                 (1)
                                                        --------------
Income (loss) before taxes on income                           238
Taxes on taxes on income                                         0
Net income for the period                                    $ 238
                                                        ==============

                            INKSURE TECHNOLOGIES INC.
                           CONSOLIDATED BALANCE SHEET
                           (U.S. DOLLARS IN THOUSANDS)
                                 MARCH 31, 2002


     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                             $  56
Restricted Cash                                                             10
   Trade receivables                                                       184
   Other accounts receivable and prepaid expenses                          259
   Inventories                                                              78
                                                                  --------------

Total current assets                                                       587
                                                                  --------------

SEVERANCE PAY FUND                                                          56
                                                                  --------------

PROPERTY AND EQUIPMENT                                                     481
Less-accumulated depreciation                                               95
                                                                  --------------
                                                                           385

Total assets                                                          $  1,028
                                                                  ==============

                            INKSURE TECHNOLOGIES INC.
                           CONSOLIDATED BALANCE SHEET
                           (U.S. DOLLARS IN THOUSANDS)
                                 MARCH 31, 2002


     LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
   Short-term bank credit                                                                   $  226
Short-term loan from related party                                                             200
   Trade payables                                                                              209
   Employees and payroll accruals                                                              119
   Accrued expenses and other liabilities                                                      262
                                                                                       --------------

Total current liabilities                                                                    1,016
                                                                                       --------------

LONG-TERM LIABILITIES:
   Accrued severance pay                                                                        69
                                                                                       --------------

Total long-term liabilities                                                                     69
                                                                                       --------------

SHAREHOLDERS' DEFICIENCY:
   Share capital:
     Ordinary shares of $0.01 par value -
       Authorized: 13,000,000 shares as of March 31, 2002;
       Issued and outstanding: 6,379,581 shares as of March 31, 2002(2)                         64
   Additional paid-in capital                                                                2,934
   Accumulated other comprehensive income                                                      118
   Accumulated deficit                                                                      (3,173)
                                                                                       --------------

Total shareholders' deficiency                                                                 (57)
                                                                                       --------------

                                                                                          $  1,028
                                                                                       ==============

-------------------------------
(2) Assumes the conversion of the outstanding Series A Convertible Preferred Stock of InkSure Technologies Inc.